Exhibit 99.2

CIM Commercial Trust Corporation NASDAQ & TASE: CMCT March 2019 www.cimgroup.com ©2019 CIM Group CMCT CIM Commercial Trust Corporation Securities distributed by affiliate broker-dealer: CCO Capital, LLC, member: FINRA / SIPC

Free Writing Prospectus | CIM Commercial Trust Corporation Investor Presentation Q4 2018

Filed Pursuant to Rule 433 | Dated March 18, 2019| Registration Statement Nos. 333-203639; 333-210880; and 333-227707

CIM Commercial Trust Corporation (the “Company”) has filed registration statements (including prospectuses and prospectus supplements) with the Securities and Exchange Commission (the “SEC”) for the offerings to which this communication relates. Before you invest, you should read the prospectuses and the prospectus supplements in those registration statements and other documents the Company has filed with the SEC for more complete information about the Company and the offerings. You may request to receive a prospectus by calling toll-free at 1-866-341-2653.

Alternatively, you may also access the applicable prospectus for free on the SEC website at www.sec.gov as follows:

•                  Post Effective Amendment No. 3 to Form S-11 on Form S-3, dated January 9, 2018, relating to Registration Statement No. 333-203639

•                  Prospectus, dated April 13, 2018, relating to Registration Statement No. 333-210880, Supplement No. 1, dated May 14, 2018, Supplement No. 2, dated August 9, 2018, Supplement No. 3, dated October 9, 2018, Supplement No. 4, dated November 15, 2018, Supplement No. 5, dated December 14, 2018, Supplement No. 6, dated January 16, 2019, Supplement No. 7, dated February 5, 2019, and Supplement No. 8, dated March 11, 2019.

•                  Registration Statement on Form S-4, dated October 5, 2018, relating to Registration Statement No. 333-227707

Tender Offer. The proposed exchange offer (the “Proposed Exchange Offer”) involving CMCT’s Series L Preferred Stock has not yet commenced. This communication is for informational purposes only and shall not constitute an offer to buy or the solicitation of an offer to sell any securities of the Company, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Prior to any commencement of the Proposed Exchange Offer, the Company will file with the SEC a tender offer statement on Schedule TO, including an offer to purchase, a letter of transmittal and related documents. PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE PROPOSED EXCHANGE OFFER, STOCKHOLDERS ARE URGED TO CAREFULLY READ THOSE MATERIALS, WHEN AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION REGARDING THE PROPOSED EXCHANGE OFFER. Copies of materials relating to the Proposed Exchange Offer that the Company files with the SEC may be accessed free of charge through the SEC’s website at www.sec.gov or our website at http://shareholders.cimcommercial.com/sec-filings.

Important Disclosures Forward-looking Statements The information set forth herein contains "forward-looking statements." You can identify these statements by the fact that they do not relate strictly to historical or current facts or discuss the business and affairs of CIM Commercial on a prospective basis. Further, statements that include words such as "may," "will," "project," "might," "expect," “target,” "believe," "anticipate," "intend," "could," "would," "estimate," "continue," "pursue," "potential", "forecast", "seek", "plan", or "should" or the negative or other words or expressions of similar meaning, may identify forward-looking statements. CIM Commercial bases these forward-looking statements on particular assumptions that it has made in light of its experience, as well as its perception of expected future developments and other factors that it believes are appropriate under the circumstances. These forward-looking statements are necessarily estimates reflecting the judgment of CIM Commercial and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. These forward-looking statements are subject to risks, uncertainties and other factors, including those associated with (i) CMCT’s ability to consummate sales, (ii) the extent to which capital is returned to stockholders, if at all, and the timing thereof, (iii) the decision of CMCT’s majority stockholder to distribute shares of CMCT common stock to its investors and (iv) general economic, market and other conditions. For a further list and description of the risks and uncertainties inherent in the forward looking statements, see CIM Commercial's filings with the Securities and Exchange Commission, including CIM Commercial's Annual Report on Form 10-K for the fiscal year ended December 31, 2018, the Registration Statement on Form S-11 (Reg. No. 333-210880) relating to the Series A preferred stock, the Registration Statement on Form S-3 (Reg. No. 333-203639) relating to the sale of common stock by a selling shareholder and the Registration Statement on Form S-4 (Reg. No. 333-227707) relating to the potential exchange offer for shares of our Series L preferred stock. As you read and consider the information herein, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date hereof. These forward-looking statements involve risks, uncertainties and assumptions. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained herein will in fact transpire. New factors emerge from time to time, and it is not possible for CIM Commercial to predict all of them. Nor can CIM Commercial assess the impact of each such factor or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. CIM Commercial undertakes no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. 1B

CMCT Thesis

CMCT

Maximizing Returns for Shareholders	» Announced program to unlock embedded value in the portfolio by selling assets and returning a significant portion of the net proceeds to common shareholders » Since the beginning of 2014, has provided $8.98 per share in regular dividends, special dividends, and a tender offer made available to all shareholders[1] » Focused on growing NAV and cash flows per share of common stock
Resources & Expertise of CIM Group – Premier Institutional Owner Operator	» Large-scale platform with vertically-integrated team » Proprietary "Qualified Community" methodology » Disciplined, relative-value owner and operator with sightlines across all major U.S. metropolitan markets
Primarily Class A and Creative Office Assets in Gateway Markets	» Located in high barrier-to-entry sub-markets where CIM Group anticipates outsized rent growth and/or capital appreciation » San Francisco Bay Area, Los Angeles, Sacramento, Washington DC, and Austin
Strong Growth Prospects / Attractive Flexible Cap Structure	» Same-store growth opportunity through increasing below-market leases to market rates » Aims to make accretive acquisitions » Value-add and development opportunities » Prudent capital structure with diversified, flexible sources of capital to support growth

1. CMCT is the product of a merger (the "Merger") between a subsidiary of CIM Urban REIT, LLC ("CIM REIT"), a fund operated by CIM, and PMC Commercial Trust, a publicly traded real estate investment trust, consummated in Q1 2014. Represents dividends declared on our common stock from January 1, 2014 through March 15, 2019. Excludes a special dividend paid to PMC Commercial Trust's shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on convertible preferred stock received by Urban Partners II, LLC, an affiliate of CIM REIT and CIM Group, L.P., on an as converted basis, in the Merger. The per share equivalent in proceeds from the tender offer is $2.15, calculated by dividing $210,000,000, the amount used by CMCT to purchase shares of common stock of CMCT in the tender offer, by 97,676,197, the number of shares of common stock outstanding immediately prior to such tender offer. The amounts of regular and special cash dividends per share are based on the number of shares outstanding as of the applicable record dates. Past performance is not indicative of future results.

www.cimgroup.com | ©2019 CIM Group | CMCT CIM Commercial Trust Corporation | Securities distributed by affiliate broker-dealer: CCO Capital, LLC, member: FINRA / SIPC

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Maximizing Returns For Shareholders Performance Since Launch of CMCT 3 Return based on cumulative regular and special dividends since March 31, 2014, divided by initial net asset value (“NAV”), from March 31, 2014 to February 27, 2019. Please see “Net Asset Value” under “Important Information” with respect to the methodology of the calculation of NAV of CMCT. Returns based on change in NAV per share from March 31, 2014 to February 27, 2019. “U.S. Office REITs” reflects the weighted average historical stock price and NAV performance of the companies included in the SNL US REIT Office Index as of February 27, 2019 based, for all periods indicated, on the weights attributed to each such company by such index as of February 27, 2019. The SNL US REIT Office Index is an index of certain publicly traded office REITs in the United States. The characteristics of the portfolios of assets of such companies included in “U.S. Office REITs” may differ significantly from the characteristics of CMCT’s portfolio of assets. “U.S. Office REITs” may therefore not be an appropriate benchmark for the performance of CMCT. Past performance is not a guarantee of future results. The data used in this chart is derived from SNL and filings with the U.S. Securities and Exchange Commission. (20%) (10%) 0% 10% 20% 30% 40% Cumulative Return from Dividends 1,2 CMCT US Office REITs 3 (20%) (10%) 0% 10% 20% 30% 40% Cumulative Return from Change in NAV per Share 2,3 CMCT US Office REITs 3

Maximizing Returns For Shareholders Performance Since Launch of CMCT 4 Total return includes changes in stock price or net asset value (“NAV”) per share, as applicable, and includes all dividends declared and paid with respect to the Company’s common stock from March 31, 2014 to February 27, 2019. Please see “Net Asset Value” under “Important Information” with respect to the methodology of the calculation of NAV of CMCT. “U.S. Office REITs” reflects the weighted average historical stock price and NAV performance of the companies included in the SNL US REIT Office Index as of February 27, 2019 based, for all periods indicated, on the weights attributed to each such company by such index as of February 27, 2019. The SNL US REIT Office Index is an index of certain publicly traded office REITs in the United States. The characteristics of the portfolios of assets of such companies included in “U.S. Office REITs” may differ significantly from the characteristics of CMCT’s portfolio of assets. “U.S. Office REITs” may therefore not be an appropriate benchmark for the performance of CMCT. Past performance is not a guarantee of future results. The data used in this chart is derived from SNL and filings with the U.S. Securities and Exchange Commission. 3 (10%) 0% 10% 20% 30% 40% 50% Total Returns Based on NAV 1,2 CMCT US Office REITs 3 ? NAV per Share + Dividends (50%) (40%) (30%) (20%) (10%) 0% 10% 20% 30% 40% 50% Total Returns Based on Stock Price 1 CMCT US Office REITs 3 ? Stock Price + Dividends

Maximizing Returns For Shareholders

CMCT

- Active and strategic portfolio management to maximize returns to shareholders
- CMCT has sold ~$2.0 billion of assets since going public in 2014, with additional assets actively marketed for sale[1]
- 2019 – Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock – net proceeds from asset sales, other than to the extent used for debt repayment, and a portion of our unrestricted cash balances and/or funds from our revolving credit facility are expected to be returned to common shareholders

Active Portfolio Management

- Gross asset sales of ~$2.0 billion (Q1 2015 – Q1 2019)[1]
- $152 million of office acquisitions (Q4 2017- Q4 2018)
- Exploring gross asset sales of additional ~$0.5 billion

Providing Liquidity to Shareholders[2]

Date	Liquidity
6/2016	$210 million tender offer @ $21.00/share
4/2017	$0.28 per share special cash dividend
6/2017	$1.98 per share special cash dividend
12/2017	$0.73 per share special cash dividend[3]

Cumulative Return of Capital to Common Shareholders[2,4]



$10
$9
$8
$7
$6
$5
$4
$3
$2
$1
$0
$0.88
$1.75
$4.77
$8.36
$8.86
$8.98
2014
2015
2016
2017
2018
2019
Cumulative Return of Capital Per Share

1. As of March 15, 2019.
2. In September 2016, June 2017 and December 2017, CMCT repurchased $80 million, $576 million and $310 million, respectively, of common shares in privately negotiated transactions from Urban Partners II, LLC. In connection with these share repurchases, CMCT paid the special cash dividends described in the table above that allowed the common stockholders that did not participate in the share repurchases to receive the economic benefit of such repurchases. Urban Partners II, LLC waived its right to receive these special cash dividends.
3. Dividend was declared in December 2017 and paid in January 2018.
4. CMCT is the product of a merger (the "Merger") between a subsidiary of CIM Urban REIT, LLC ("CIM REIT"), a fund operated by CIM, and PMC Commercial Trust, a publicly traded real estate investment trust, consummated in Q1 2014. Represents dividends declared on our common stock from January 1, 2014 through March 15, 2019. Excludes a special dividend paid to PMC Commercial Trust's shareholders in connection with the Merger, but includes 2014 dividends received by CIM REIT shareholders prior to the Merger and dividends on convertible preferred stock received by Urban Partners II, LLC, an affiliate of CIM REIT and CIM Group, L.P., on an as converted basis, in the Merger. The per share equivalent in proceeds from the tender offer is $2.15, calculated by dividing $210,000,000, the amount used by CMCT to purchase shares of common stock of CMCT in the tender offer, by 97,676,197, the number of shares of common stock outstanding immediately prior to such tender offer. The amounts of regular and special cash dividends per share are based on the number of shares outstanding as of the applicable record dates. Past performance is not indicative of future results.

www.cimgroup.com | ©2019 CIM Group | CMCT CIM Commercial Trust Corporation | Securities distributed by affiliate broker-dealer: CCO Capital, LLC, member: FINRA / SIPC

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CIM Group Overview CIM Group Overview

CIM Summary As of February 2019. As of December 31, 2018. See Important Information beginning on page 21. Established Established in 1994 as an integrated owner and operator of real assets Strategies Real assets (infrastructure and real estate) focused in communities qualified by CIM as well as national credit (net-lease and debt) platforms Vertically-Integrated Multi-disciplinary expertise and in-house research, acquisition, credit analysis, development, financing, leasing and onsite property management capabilities Organization 950+ employees (14 principals including all of its founders, 540+ professionals)1 Office Locations Headquartered in Los Angeles, with offices in San Francisco Bay Area, Washington DC Metro Area, Dallas, TX, Phoenix, AZ, Chicago, IL and New York, NY Assets Owned and Operated $30.6 billion2 7

CIM Strategies 8 Urban Real Assets Infrastructure & Real Estate Stabilized Equity Opportunistic Equity Debt Value-add Equity CIM Commercial Trust Publicly Listed REIT NASDAQ: CMCT TASE: CMCT Predecessor formed in 2005 Net-lease Debt National Credit Real Estate Community Focused Strategies Following the Program to Unlock Embedded Value in Our Portfolio and Improve Trading Liquidity of Our Common Stock, CMCT would remain principally focused on Class A and creative office assets but may also participate more actively in other CIM Group real estate strategies and product types in order to broaden CMCT’s participation in CIM Group’s platform and capabilities for the benefit of all classes of stockholders

CIM Competitive Advantages Diverse Team of In-House Professionals Commitment to Community Disciplined Approach Led by 14 principals (including the three original founders) with average CIM tenure of 14 years Vertically-integrated, real asset owner and operator with expertise across in-house research, acquisition, credit analysis, development, finance, leasing and onsite property management, working across multiple markets, asset classes and strategies Investments team responsible for entire life cycle of each asset; compensation is aligned with that of CIM’s partners and co-investors Sector-agnostic focus on specific metropolitan submarkets (“Qualified Communities”) exhibiting: Market values that are below long-term intrinsic values; or Underserved or transitional areas with dedicated resources that CIM believes will lead to outsized revenue growth and/or asset appreciation Extensive capital deployment in Qualified Communities has yielded long-term relationships and a proprietary origination channel Bring goods, services, employment and support needed for communities to be successful Regardless of the market cycle, CIM employs a strict discipline in qualifying communities as well as underwriting projects and potential acquisitions. CIM employs detailed underwriting, conservative leverage and proprietary research 1 2 3 9

10 1. Based on growth of Class A office rents, sourced from CBRE Outlook Dashboard, as of December 31, 2018. Site accessed February 2019. Growth in CIM Qualified Communities vs. National Downtowns vs. National Suburbs CIM qualifies communities for acquisition (122 qualified as of February 2019, 72 deployed capital). CIM Qualified Communities exhibit strong growth trends, which CIM believes will lead to outsized rental growth and/or capital appreciation. Since initial acquisition, CIM’s Qualified Communities have outperformed average national downtowns by over 55% and average national suburbs by over 200%1 Community Focused Strategy – CIM Qualified Communities -10% 30% 70% 110% 150% CIM Qualified Communities Average National Downtowns Average National Suburbs

CMCT Overview

Growth Focused Portfolio in Gateway Markets*

CMCT

As of December 31, 2018

Growth Focused Portfolio[1]

Location	Sub-Market	Rentable Square Feet	% Occupied	Annualized Rent Per Occupied SF [2]
Oakland, CA				
1 Kaiser Plaza	Lake Merritt	535,324	93.5%	$41.77
1333 Broadway	City Center	252,609	92.8%	40.38
San Francisco, CA				
1130 Howard Street	South of Market	21,194	100.0%	70.26
Los Angeles, CA				
11620 Wilshire Boulevard	West Los Angeles	194,643	94.1%	41.23
4750 Wilshire Boulevard	Mid-Wilshire	143,361	100.0%	26.92
9460 Wilshire Boulevard	Beverly Hills	93,622	94.9%	93.78
11600 Wilshire Boulevard	West Los Angeles	56,144	90.4%	52.43
Lindblade Media Center	West Los Angeles	32,428	100.0%	44.59
Washington, DC				
999 N Capitol Street	Capitol Hill	315,983	90.1%	47.56
899 N Capitol Street	Capitol Hill	314,667	86.1%	52.90
Austin, TX				
3601 S Congress Avenue	South	183,885	94.7%	35.66
TOTAL		**2,143,860**	**92.6%**	**$45.23**

Hotel:

Location	Sub-Market	Number of Rooms	% Occupied [3]	Revenue Per Available Room (RevPAR) [4]
Sacramento, CA				
Sheraton Grand Hotel	Downtown/Midtown	503	80.1%	$129.73

Ancillary:

Location	Sub-Market	Rentable Square Feet (Retail)	% Occupied (Retail)	Annualized Rent (Parking and Retail)(in thousands) [5]
Sacramento, CA				
Sheraton Grand Hotel Parking Garage & Retail	Downtown/Midtown	9,453	100.0%	$2,943
Oakland, CA				
2 Kaiser Plaza	Lake Merritt	-	-	-
Washington, DC				
901 N Capitol Street	Capitol Hill	-	-	-

Attractive Potential Development Pipeline[1]

Location	Sub-Market	Potential Rentable SF	Product
Oakland, CA			
2 Kaiser Plaza	Lake Merritt	425,000 - 800,000	Office
Washington, DC			
901 N Capitol Street	Capitol Hill	270,000/TBD	Office/Multifamily
Austin, TX			
3601 S Congress Avenue	South	42,000	Office
Sacramento, CA			
Sheraton Grand Hotel Parking Garage & Retail	Downtown/Midtown	N/A	Hotel

Additional Properties Currently Marketed for Sale

1. Excludes 2101 Webster Street, 1901 Harrison Street, 2100 Franklin Street, 2353 Webster Street Parking Garage, 260 Townsend and 830 First Street, which were sold to unrelated third parties in March 2019.
2. Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.
3. Represents trailing 12-month occupancy as of December 31, 2018, calculated as the number of occupied rooms divided by the number of available rooms.
4. Represents trailing 12-month RevPAR as of December, 31 2018, calculated by dividing the amount of room revenue by the number of available rooms.
5. Represents gross monthly contractual rent under parking and retail leases commenced as of December 31, 2018, multiplied by twelve. This amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursements to base rent.

*The Company has been marketing additional properties for sale as part of the Asset Sale, though the Company has not entered into a definitive agreement with respect to such properties and there can be no assurance that such properties will be sold or that the Company will continue to market such properties for sale as part of the Asset Sale.

www.cimgroup.com | ©2019 CIM Group | CMCT CIM Commercial Trust Corporation | Securities distributed by affiliate broker-dealer: CCO Capital, LLC, member: FINRA / SIPC

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Attractive, Flexible Capital Structure 13 Target Capital Structure Target capital structure of 45% common equity, 55% preferred equity and debt - seeks to enhance common equity returns with low relative risk Plan to maintain long-term debt at minimal levels (other than with respect to debt incurred for working capital purposes or acquisitions of properties or investments that the Company intends to refinance with proceeds from the issuances of Preferred Stock or Common Stock) Common Equity , 45% Debt and Preferred Equity , 55%

Appendix

Resources & Expertise of Institutional Owner Operator CIM Group Co-Founders 15 Richard Ressler CIM Group Principal, CMCT Chairman of the Board Founder and President of Orchard Capital Corp., a firm through which Mr. Ressler oversees companies in which Orchard Capital or its affiliates invest Co-Founder and a Principal of CIM Group Chairman of the board of j2 Global, Inc. (NASDAQ: JCOM) and director of Presbia PLC (NASDAQ: LENS) Served as Chairman and CEO of JCOM from 1997 to 2000 Chairman of executive committee and co-founder of predecessor of Orchard First Source Asset Management, a full-service provider of capital and leveraged finance solutions to U.S. corporations Co-founded and served as Vice Chairman of Brooke Group Limited, the predecessor of Vector Group, Limited (NYSE: VGR) Previously worked at Drexel Burnham Lambert, Inc. and began his career as an attorney with Cravath, Swaine and Moore, LLP B.A. from Brown University, and J.D. and M.B.A. degrees from Columbia University Avi Shemesh CIM Group Principal and CMCT Board Member Shaul Kuba CIM Group Principal and CMCT Board Member Co-Founder and a Principal of CIM Group Responsible for the day-to-day operations of CIM Group, including leading the Development Group and sourcing new acquisitions Serves on CIM's Investment and Real Assets Management Committees Real asset owner and operator for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles Co-Founder and a Principal of CIM Group Responsible for responsible for investments, asset management, partner & co-investor relations and portfolio oversight Head of CIM’s Investments Group and serves on the firm’s Investment and Real Assets Management Committees Real asset owner and operator for over 25 years Previously was involved in a number of successful entrepreneurial real estate activities, including co-founding Dekel Development, which developed a variety of commercial and multifamily properties in Los Angeles

Resources & Expertise of Institutional Owner Operator

CMCT

CMCT Management



Charles Garner
CMCT Chief Executive Officer, CIM Group Principal

- CEO of CMCT and serves on CIM Group's Investment Committee
- Prior to joining CIM Group, worked closely with the firm in various capacities since 1996, including originating and managing Federal Realty Investment Trust's partnership with CIM Group
- Has been involved in billions of dollars of real estate transactions including the acquisition, joint venture investment, disposition and equity and debt financing of more than 100 properties
- Began career as a C.P.A. at PricewaterhouseCoopers and has held various transactional positions with Federal Realty, Walker & Dunlop and The Stout & Teague Companies
- B.S. degree in Management from Tulane University's A.B. Freeman School of Business



Jan Salit
CMCT President and Secretary

- Joined CMCT after merger of PMC Commercial Trust
- Previously was Chairman of the Board, CEO and Secretary of PMC Commercial Trust
- Prior to CEO role, held Chief Operating Officer and Chief Investment Officer roles with PMC Commercial Trust (joined predecessor firm in 1993)
- Prior to joining PMC Commercial Trust, held positions with Glenfed Financial Corporation (and its predecessor company ARMCO Financial Corporation) including Chief Financial Officer



David Thompson
CMCT Chief Financial Officer, CIM Group Principal

- Prior to joining CIM Group in 2009, spent 15 years with Hilton Hotels Corporation, most recently as Senior Vice President and Controller responsible for worldwide financial reporting, financial planning and analysis, risk management, internal control and technical accounting compliance
- Tenure at Hilton included both SEC compliance as a public company and reporting as a private equity portfolio company
- Began career as a C.P.A. at Arthur Andersen & Co.



Terry Wachsner
CIM Group Principal, Real Estate Services

- Prior to joining CIM Group in 2005, was Director of Asset Services for Continental Development Corporation
- Prior to Continental, was Executive Managing Director for Kennedy-Wilson Properties, Ltd. where he was responsible for the operations and leasing of a 75 million square foot national portfolio of office, retail, industrial, and apartment properties
- From 1980 to 1998, headed up Heitman Properties, Ltd. as President of Property Management

www.cimgroup.com | ©2019 CIM Group | CMCT CIM Commercial Trust Corporation | Securities distributed by affiliate broker-dealer: CCO Capital, LLC, member: FINRA / SIPC

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Since 1994, CIM has qualified 122 communities in high barrier-to-entry markets and has owned and operated assets in 72 of those communities. The qualification process generally takes between six months and five years and is a critical component of CIM’s asset evaluation. CIM believes that its community qualification process provides it with a significant competitive advantage when making real asset acquisitions. 18 Qualification Criteria Transitional Metropolitan Districts Thriving Metropolitan Areas Population growth Broad public support for CIM’s approach Evidence of private funding from other institutional owners and operators Underserved niches in the community’s real estate infrastructure Potential to deploy a minimum of $100 million of opportunistic equity within five years Positive population trends Public support for acquisitions Opportunities below intrinsic value Potential to deploy a minimum of $100 million of opportunistic equity within five years Community Focused Real Assets Strategy 17

Recent CMCT Transactions 18 Note: These examples have been selected to generally illustrate CIM’s philosophy and may not be representative of future acquisitions. 1130 Howard Street 9460 Wilshire Boulevard Location Acquisition Date SoMa District of San Francisco, CA December 2017 Location Acquisition Date Key Attributes Beverly Hills, CA January 2018 High profile location in Beverly Hills at the corner of Wilshire Boulevard and Beverly Drive Adjacent to the Four Seasons Beverly Wilshire Hotel and Rodeo Drive Strong growth opportunity as below market rents roll to market Key Attributes Located in a vibrant neighborhood that CIM believes is the preferred location for many technology firms in the city 100% leased with weighted average remaining lease term of 5.2 years, as of December 2018 Former concrete warehouse extensively renovated in 2016-17 Other CIM Assets Other CIM Assets

Program to Unlock Embedded Value and Improve Trading Liquidity

CMCT

Unlock Embedded Value Through Targeted Asset Sales

- Monetize stabilized assets to unlock embedded value that has been created since 2006
- Use a significant portion of net proceeds from asset sales to return capital to common stockholders
- Assets Sold:

($ in thousands, except per square foot data)

		As of December 31, 2018		
Location	Sub-Market	Rentable Square Feet	% Occupied	Ann. Rent Per Occ. Square Foot[1]
2101 Webster Street	Lake Merritt	474,798	96.2%	$41.12
1901 Harrison Street	Lake Merritt	282,350	81.1%	45.39
2100 Franklin Street	Lake Merritt	216,828	98.9%	42.18
2353 Webster Street Parking Garage	Lake Merritt	N/A	N/A	N/A
830 1st Street	Capitol Hill	247,337	100.0%	47.09
260 Townsend Street	South of Market	66,682	100.0%	74.32
Total Assets Sold[2]		**1,287,995**	**94.3%**	**$45.14**

Improve Trading Liquidity

- Expect shares of our common stock held by our majority stockholder (~90% of CMCT's outstanding common stock[3]) will be distributed to a diverse group of holders, which we expect to be comprised of some of the current investors of such majority stockholder
- Expected resulting increase in public float and trading liquidity would benefit all preferred and common stockholders and improve CMCT's access to capital

Prudent and Flexible Capital Structure[5]

- Continue to target capital structure consisting of 45% common equity[4]
- Plan to maintain long-term debt at minimal levels (other than with respect to debt incurred for working capital purposes or acquisitions of assets that the Company intends to refinance with proceeds from the issuances of Preferred Stock or Common Stock)
- Re-evaluate Common Stock dividend policy

1. Represents gross monthly base rent, as of December 31, 2018, multiplied by twelve. The amount reflects total cash rent before abatements. Where applicable, annualized rent has been grossed up by adding annualized expense reimbursement to base rent.
2. All properties listed were sold to unrelated parties in March 2019.
3. As of March 15, 2019.
4. Based on fair value.
5. The Company believes that there will be more clarity to the makeup of the Company's portfolio, the aggregate sale price in any asset sales and the trading price of the Company's common stock relative to its NAV following the significant milestones during the process. The Company has met and consulted with certain holders of the Preferred Stock as it considers such engagement to be important and expects to continue to provide updates at significant milestones during the process. Following the conclusion of the program, the Company intends to finalize any alternatives for its preferred stockholders with terms that the Company believes holders will then find satisfactory.

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Important Information

Important Information 21 Assets Owned and Operated (AOO) represents the aggregate assets owned and operated by CIM on behalf of partners (including where CIM contributes alongside for its own account) and co-investors, whether or not CIM has discretion, in each case without duplication. AOO includes total gross assets at fair value, with real assets presented on the basis described in “Book Value” below and operating companies presented at gross assets less debt, as of the Report Date (as defined below) (including the shares of such assets owned by joint venture partners and co-investments), plus binding unfunded commitments. AOO also includes the $0.3 billion of AOO attributable to CIM Compass Latin America (CCLA), which is 50% owned and jointly operated by CIM. AOO for CMMT Partners, L.P. (CMMT) (which represents assets under management), a perpetual-life real estate debt fund, is $0.7 billion as of the Report Date. Report Date is defined to mean as of December 31, 2018. Book Value for each investment generally represents the investment’s book value as reflected in the applicable fund’s unaudited financial statements as of the Report Date prepared in accordance with U.S. generally accepted accounting principles on a fair value basis. These book values generally represent the asset’s third-party appraised value as of the Report Date, but in the case of CIM’s Cole Net-Lease Asset strategy, book values generally represent undepreciated cost (as reflected in SEC-filed financial statements). Equity Owned and Operated (EOO), representing the NAV (as defined below) before incentive fee allocation, plus binding unfunded commitments, is $17.8 billion as of the Report Date, inclusive of $0.3 billion of EOO attributable to CCLA (as described above) and $0.7 billion of EOO for CMMT (which represents equity under management). For calculating the Book Value for CIM IV, the underlying assets of CMCT are assumed to be liquidated based upon the third-party appraised value. CIM does not view the price of CMCT’s publicly-traded shares to be a meaningful indication of the fair value of CIM IV’s interest in CMCT due to the fact that the publicly-traded shares of CMCT represent less than 10% of the outstanding shares of CMCT and are thinly-traded. Net Asset Value (NAV) represents the distributable amount based on a “hypothetical liquidation” assuming that on the date of determination that: (i) investments are sold at their Book Values; (ii) debts are paid and other assets are collected; and (iii) appropriate adjustments and/or allocations between equity partners are made in accordance with applicable documents, as determined in accordance with applicable accounting guidance.